Exhibit 10.2
Prepared by and when recorded, please return to:
Porter & Hedges, LLP
1000 Main, 36th Floor
Houston, Texas 77002
Attention: Ephraim del Pozo
CONVEYANCE OF ROYALTY INTEREST
and
OVERRIDING ROYALTY INTEREST
THIS CONVEYANCE OF ROYALTY INTEREST AND OVERRIDING ROYALTY INTEREST (as from time to time supplemented or amended, this “Conveyance”) dated as of the July 27, 2007, to be effective as of the Effective Time, is made by BPI ENERGY, INC., a Nevada corporation (the “Grantor”), to and in favor of GASROCK CAPITAL LLC, a Delaware limited liability company (the “Grantee”).
ARTICLE I
Defined Terms
     Section 1.1. Defined Terms. When used in this Conveyance or in any exhibit or schedule hereto (unless otherwise defined in any such exhibit or schedule), the following terms have the respective meanings assigned to them in this section or in the sections, subsections, exhibits and schedules referred to below:

     Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
     “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. For the purposes of this definition, and without limiting the generality of the foregoing, any Person that owns directly or indirectly 10% or more of the equity interests having ordinary voting power for the election of the directors or other governing body of a Person will be deemed to “control” such other Person. “Controlling” and “Controlled” have meanings correlative thereto.
     “Credit Agreement” means that certain Advancing Term Credit Agreement dated July 27, 2007 between Grantor and Grantee, as the same may be amended, restated or supplemented from time to time.
     “Effective Time” means 7:00 a.m. local time at the locations of the Subject Interests, respectively, on July 27, 2007.
     “Environmental Laws” means any and all Laws relating to the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment including ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.
     “Fee Interest” means an interest in Hydrocarbons arising from ownership relating to a mineral fee interest.
     “Fixed Rate” means, for any day, the rate that is the lesser of (a) twelve percent (12%) per annum, based on actual days elapsed and a year of 360 days or (b) the maximum of interest allowed by applicable Law.
     “Grantee Indemnitees” is defined in Section 6.6.
     “Hazardous Materials” means any substances regulated under any Environmental Law, whether as pollutants, contaminants, or chemicals, or as industrial, toxic or hazardous substances or wastes, or otherwise.
     “Hydrocarbons” means coal bed methane gas from coal seams and coal mine methane gas from mine voids.
     “Law” means any statute, law, regulation, ordinance, rule, treaty, judgment, order, decree, permit, concession, franchise, license, agreement or other governmental restriction of the United States or any state or political subdivision thereof or of any foreign country or any department, province or other political subdivision thereof. Any reference to a Law includes any amendment or modification to such Law, and all regulations, rulings, and other Laws promulgated under such Law.

     “Leasehold Interest” means an interest in Hydrocarbons arising from ownership relating to an oil, gas and/or mineral lease.
     “Marketing Terms and Conditions” is defined in Section 3.1.
     “Month” means the period between 7:00 a.m. Houston, Texas time on the first day of each calendar month and 7:00 a.m. Houston, Texas time on the first day of the next succeeding calendar month.
     “Obligations” means the “Obligations” under and as defined in the Credit Agreement.
     “Permitted Encumbrances” means:
     (a) the contracts, agreements, burdens, encumbrances and other matters set forth as being applicable to certain of the Subject Interests in the descriptions of such Subject Interests on Exhibit A hereto;
     (b) liens for taxes, assessments or other governmental charges or levies which are not due or which are being contested in good faith by appropriate action promptly initiated and diligently conducted and for the payment of which Grantor has reserved adequate funds;
     (c) liens of vendors, contractors, subcontractors, carriers, warehousemen, mechanics, laborers or materialman or other like liens arising by law or contract in the ordinary course of business for sums which are not due or which are being contested in good faith by appropriate action promptly initiated and diligently conducted and for the payment of which Grantor has reserved adequate funds;
     (d) covenants, restrictions, easements, servitudes, permits, conditions, exceptions, reservations, minor rights, minor encumbrances, minor irregularities in title or conventional rights of reassignment prior to abandonment which do not materially interfere with the occupation, use and enjoyment by Grantor or Grantee of their respective interests in the Subject Interests in the normal course of business as presently conducted or to be conducted, materially impair the value thereof for the purpose of such business, or impair the value of the Royalty Interests;
     (e) liens and security interests in favor of Grantee or its Affiliates; and
     (f) liens of operators under joint operating agreements or similar contractual arrangements with respect to Grantor’s proportionate share of the expense of exploration, development and operation of Hydrocarbon leasehold or fee interests owned jointly with others, to the extent that such liens secure sums which are not due or which are being contested in good faith by appropriate action promptly initiated and diligently conducted and for the payment of which Grantor has reserved adequate funds.
     “Person” means an individual, corporation, general partnership, limited partnership, limited liability company, association, joint stock company, trust or trustee thereof, estate or executor thereof, court or governmental unit or any agency or authority thereof, or any other legally recognizable entity.

     “Reimbursable Expenses” means all costs and expenses paid or incurred by or on behalf of Grantee or its Affiliates which are related to: (a) the negotiation, acquisition, ownership, enforcement, or termination of the Royalty Interests, this Conveyance, or any waivers or amendments hereto or thereto, or (b) any litigation, contest, release or discharge of any adverse claim or demand made or proceeding instituted by any Person affecting in any manner whatsoever the Royalty Interests, any Royalty Interest Hydrocarbons, this Conveyance, the enforcement or defense hereof or thereof, or the defense of Grantee’s and its Affiliates’ exercise of their rights hereunder or thereunder. Included among the Reimbursable Expenses are (i) all recording and filing fees, (ii) all actual and reasonable fees and expenses of counsel, engineers, accountants and other consultants, experts and advisors for Grantee and its Affiliates and mortgagees, and (iii) all amounts which Grantee is entitled to receive hereunder and all costs of Grantee in exercising any of its remedies hereunder.
     “Release” means the disposition or release of Hazardous Materials, other than dispositions and releases not reportable under any applicable Law and for which Grantor has no material remedial obligations.
     “Royalty Interest Hydrocarbons” means the Hydrocarbons attributable to the Royalty Interests.
     “Royalty Interests” is defined is in Section 2.1.
     “Specified Costs” means Specified Taxes, Specified Marketing Costs, and Specified Transportation Costs.
     “Specified Marketing Costs” means a charge for marketing the Royalty Interest Hydrocarbons that is equal to the fair and reasonable costs which would have been charged at the time, and in the same geographical area, in arm’s-length dealings with parties other than Affiliates of Grantor.
     “Specified Taxes” means all ad valorem or property taxes assessed against the Royalty Interests and all severance taxes or similar taxes assessed against or measured by production and severance of Royalty Interest Hydrocarbons or the value thereof. To the extent that any jurisdiction in which the Subject Lands are located also requires Grantor to withhold income taxes or similar taxes payable by Grantee, the taxes so withheld shall also be “Specified Taxes”.
     “Specified Transportation Costs” means all costs paid by Grantor (or any other operator of Subject Interests on behalf of Grantor) to gatherers, processors or transporters for transporting Royalty Interest Hydrocarbons from the applicable well to the point of sale or for processing Royalty Interest Hydrocarbons off of the Subject Lands to meet pipeline or transporter specifications and qualifications, provided however, that no such costs shall exceed fair and reasonable costs for the area which would have been charged at the time in arm’s-length dealings with parties other than Affiliates of Grantor.
     “Subject Hydrocarbons” means that portion of the Hydrocarbons in and under and that may be produced from (or, in relation to leasehold interests, to the extent pooled or unitized, allocated to) the Subject Interests.

     “Subject Interests” means:
     (a) All of the leases, Leasehold Interests, Units, Fee Interests and other property interests described in Exhibit A;
     (b) Without limitation of the foregoing, all other right, title and interest (of whatever kind or character, whether legal or equitable and whether vested or contingent) of Grantor in and to the Hydrocarbons that may be produced from any Subject Lands (including interests in Hydrocarbon leases to the extent the same cover such lands, overriding royalties, production payments and net profits interests in such lands or such leases, and fee interests, fee royalty interests and other interests in such Hydrocarbons) even though Grantor’s interest in such Hydrocarbons may be incorrectly described in, or omitted from, Exhibit A; and
     (c) All rights, titles and interests of Grantor in and to, or otherwise derived from, all presently existing and valid Hydrocarbon unitization, pooling, or communitization agreements, declarations or orders and in and to the properties covered and the units created thereby (including all units formed under orders, rules, regulations, or other official acts of any federal, state, or other authority having jurisdiction, voluntary unitization agreements, designations or declarations, and so-called “working interest units” created under operating agreements or otherwise) relating to the properties described in subsections (a) or (b) above in this definition.
     “Subject Lands” means the lands described or referred to in Exhibit A or in the deeds and Hydrocarbon leases or other instruments described in Exhibit A.
     “Subject Wells” means all wells listed or described on Exhibit A .
     “Unit” means, in respect of each Subject Well or group of related Subject Wells, Grantor’s interest in Fee Interests or Leasehold Interests covering the lands attributed to each such respective Subject Well or group of related Subject Wells for pooling, unitization and/or proration purposes, from time to time, whether so attributed to such Subject Well or group of related Subject Wells in order to comply with the terms of the applicable deed, oil and gas leases, farmout agreements, coal bed methane leases, pooling or unitization agreements, unit operating agreements or the like or in order to comply with the applicable rules and regulations of applicable governmental authorities related to pooling, unitization, well spacing or the like and, including without limitation any pooled (compulsory or voluntary) unit, proration unit, production unit, regulatory unit, field-wide unit, or other similar designation or allocation of lands to such Subject Well or group of related Subject Wells; provided that, to the extent lands have not been attributed to any such Subject Well or group of related Subject Wells either by any such deed or contractual or regulatory authority, then the applicable Unit will consist of all of Grantor’s interest in Leasehold Interests or Fee Interests supporting Grantor’s right to receive production or proceeds of production from such Subject Well or Subject Wells without geographic limitations.
     “Working Interest” and “WI” means in relation to Leasehold Interests and Fee Interests (a) with respect to a Unit for which a working interest is stated, Grantor’s share of the costs of operations conducted thereon, and (b) with respect to a Well for which a working interest is stated, Grantor’s share of costs of the operation thereof.
     Section 1.2. Rules of Construction. All references in this Conveyance to articles, sections, subsections and other subdivisions refer to corresponding articles, sections, subsections and other subdivisions of this Conveyance unless expressly provided otherwise. Titles appearing at the beginning of any of such subdivisions are for convenience only and shall not constitute part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions. The words “this Conveyance”, “this instrument”, “herein”, “hereof”, “hereunder”‘ and words of similar import refer to this Conveyance as a whole and not to any particular subdivision unless expressly so limited. Unless the context otherwise requires: “including” and its grammatical variations mean “including without limitation”; “or” is not exclusive; words in the singular form shall be construed to include the plural and vice versa; words in any gender include all other genders; references herein to any instrument or agreement refer to such instrument or agreement as it may be from time to time amended or supplemented; and references herein to any Person include such Person’s successors and assigns. All references in this Conveyance to exhibits and schedules refer to exhibits and schedules to this Conveyance unless expressly provided otherwise, and all such exhibits and schedules are hereby incorporated herein by reference and made a part hereof for all purposes.
ARTICLE II
Granting Provisions
     Section 2.1. Granting Clause. For a good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Grantor does hereby GRANT, BARGAIN, SELL, TRANSFER, ASSIGN, CONVEY, WARRANT and DELIVER to Grantee:
(a)	a one percent (1.0%) of 8/8ths overriding royalty interest (proportionately reduced to Grantor’s Working Interest) in and to all the Hydrocarbons produced and saved from the Subject Interests consisting of Leasehold Interests described on Exhibit A;

(b)	a one percent (1.0%) of 8/8ths royalty interest in and to all the Hydrocarbons produced and saved from the Subject Interests consisting of Fee Interests described on Exhibit A;

(c)	an additional four percent (4.0%) of 8/8ths overriding royalty interest (proportionately reduced to Grantor’s Working Interest) in and to all the Hydrocarbons produced and saved from each Subject Well attributable to the Subject Interests consisting of Leasehold Interests described on Exhibit A; and

(d)	an additional four percent (4.0%) of 8/8ths royalty interest in and to all the Hydrocarbons produced and saved from each Subject Well attributable to the Subject Interest consisting of the Fee Interests described on Exhibit A.

All of the foregoing overriding royalty interests and royalty interests hereinafter, collectively, the “Royalty Interests.”
     TO HAVE AND TO HOLD the Royalty Interests unto Grantee, its successors and assigns, forever. This Conveyance is made with full substitution and subrogation of Grantee in and to all covenants and warranties by others heretofore given or made.
     Section 2.2. Non-Cost-Bearing Interest. Except for Specified Costs, the Royalty Interests hereby conveyed are real property interests and those Royalty Interests and the Royalty Interest Hydrocarbons shall be free and clear of, and shall bear no burden or part of, any and all costs, including: (a) all taxes of any kind, (b) all costs and expenses associated with acquiring, exploring, developing, maintaining, producing, operating, reworking, recompleting, and remediating the Subject Interests, (c) all royalties, overriding royalties, production payments, other charges burdening the Subject Interests, and (d) all costs for separating, gathering, compressing, treating, processing or marketing Royalty Interest Hydrocarbons or of transporting Royalty Interest Hydrocarbons to the point of sale in a condition to meet pipeline or transporter specifications and qualifications. Such items of cost shall neither be deducted in determining the quantity of Royalty Interest Hydrocarbons nor in calculating the Royalty Interests. Grantor shall promptly pay, or cause to be promptly paid, all taxes, costs and expenses, royalties, overriding royalties, production payments, and similar charges, on or before the dates the same become delinquent (unless being disputed in good faith by appropriate proceedings being diligently pursued and for which adequate reserves have been established). In addition, Grantor will promptly (and in any event within 30 days after receiving any notice or statement for the same (the “Due Date”)) pay all Reimbursable Expenses which have been incurred and are unpaid and reimburse Grantee for any Reimbursable Expenses which have been paid by or on behalf of Grantee. Each amount which is to be paid by Grantor pursuant to this Section 2.2 which is instead paid by or on behalf of Grantee shall bear interest at the Fixed Rate on each day from and including the Due Date until but not including the date repaid by Grantor.
     Section 2.3. Measurement: Hydrocarbons Lost or Used. The Royalty Interests shall not apply to any Hydrocarbons that are unavoidably lost in the production thereof or in the compression, processing or transportation of Subject Hydrocarbons prior to the applicable point of sale or which are used by Grantor or the operator of any Subject Well for the production of Subject Hydrocarbons or for the compression or transportation thereof prior to the applicable point of sale, in each case only to the extent the same are lost or used in the course of operations which are being conducted prudently and in a good and workmanlike manner. Grantor hereby represents, warrants and covenants to Grantee that production from each Subject Well is and will continue to be measured at a point prior to any point where Royalty Interest Hydrocarbons from such Subject Well is commingled with Hydrocarbons from any other well or wells that are not Subject Wells.
     Section 2.4 Renewals and Extensions. This Conveyance and any royalty or overriding royalty interest granted hereunder shall apply to Grantor’s and any Affiliate’s, successor’s, assign’s, agent’s or representative’s of Grantor interests in all renewals, extensions and other similar arrangements of each of the Subject Interests (or other determinable interest), whether such renewals, extensions or arrangements have heretofore been obtained or are hereafter obtained and whether or not the same are described in Exhibit A.

     For the purposes of the preceding paragraph, a new Hydrocarbon lease (as used in this paragraph, “lease”) that covers the same interest (or any part thereof) covered by a prior lease, and which is acquired within one year after the expiration, termination, or release of such prior lease, shall be treated as a renewal or extension of such prior lease. If Grantor or any of its Affiliates, successors, assigns, agents or representatives acquires all or a portion of the fee interest associated with any of the leases (the “Grantor Fee”) and, as a result, the overriding royalty interest would otherwise terminate in whole or in part due to the operation of applicable law, it is the express intent of the parties that such overriding royalty interest not so terminate but instead continue in full force and effect as if the acquisition of the fee had not occurred. If, notwithstanding the preceding sentence, a court of competent jurisdiction determines that, due to the acquisition or ownership by Grantor or any of its Affiliates, successors, assigns, agents or representatives of the Grantor Fee, the overriding royalty interest in respect of a Subject Interest consisting of a lease has terminated in whole or in part, then Grantor or any of its Affiliates, successors, assigns, agents or representatives, as the case may be, shall immediately convey to Grantee a royalty interest (or a non-participating royalty interest, if appropriate under applicable law) in the Grantor Fee equal to the royalty interests set forth in Section 2.1(b) with respect to the Grantor Fee. Such royalty interest shall be reduced on a property-by-property basis in the proportion which the percentage of the Hydrocarbon estate covered by the Grantor Fee in that property bears to one hundred percent (100%) of the Hydrocarbon estate in that property. To the fullest extent allowed by applicable law, the royalty interest shall be conveyed by Grantor to Grantee with the same provisions, representations, warranties and covenants that are in this Conveyance.
ARTICLE III
Marketing of Royalty Interest Hydrocarbons and Distribution of Proceeds
     Section 3.1 Nature of Marketing Arrangements. Grantor shall have the obligation to prudently market, or cause to be prudently marketed, the Royalty Interest Hydrocarbons on behalf of and for the account of Grantee in transactions with reputable purchasers, with each such marketing arrangement, including those arrangements relating to sales, treating, transportation, compression and processing, to be made upon terms and conditions (the “Marketing Terms and Conditions”) that, in the case of an arms-length sale to a third party, are the same terms and conditions under which Grantor sells its share of produced Hydrocarbons (with Grantee receiving the same consideration as Grantor and Grantor’s Affiliates receive), or in the case of any other sale (a) are the best reasonably obtainable in the general field or area, (b) are at least as favorable as Grantor or any Affiliate of Grantor obtains for Grantor’s share of the Hydrocarbons attributable to the Subject Interests or attributable to any other properties in the same field or general area, and (c) take into account and give due regard to the best interests of Grantee. No Royalty Interest Hydrocarbons are or will become subject to any sales arrangement whereby (i) payment for Royalty Interest Hydrocarbons is or can be deferred for a substantial period after the Month in which the Royalty Interest Hydrocarbons are delivered (i.e., in excess of 60 days), or (ii) payments may be made other than by checks, drafts, wire transfer or similar communications for the immediate payment of money. Grantor shall duly and prudently perform all obligations performable by it under any arrangements by which Royalty Interest Hydrocarbons are sold or otherwise marketed, and shall take all appropriate measures to enforce the performance under each such arrangement of the obligations of the other parties thereto. As to any third parties, all acts of Grantor in marketing the Royalty Interest Hydrocarbons and all sales or other marketing agreements executed by Grantor in accordance herewith shall be binding on Grantee and the Royalty Interests; it being understood that the right and obligation to market the Royalty Interest Hydrocarbons is at all times vested in Grantor, and Grantee does not have any such right or obligation. Accordingly, it shall not be necessary for Grantee to join in any production sales or marketing agreements or any amendments to existing production sales or marketing agreements.
     Section 3.2 Distribution of Funds. Grantee shall receive all payments for (or on account of) Royalty Interest Hydrocarbons on or before noon on the last business day of each Month, net only of Specified Costs, All such payments shall be sent to Grantee by wire transfer (or, if consented to by Grantee, by check) to such accounts (or locations) as Grantee may direct from time to time in writing. Any moneys received by Grantor for or on account of Royalty Interest Hydrocarbons shall constitute trust funds in Grantor’s hands. Grantor shall cause to be prepared and executed such division orders, transfer orders, or instructions in lieu thereof, as Grantee (or any third party) may require from time to time to cause payments to be made directly to Grantee. In the event that, for any reason, Grantee cannot (or does not) receive such payments directly, the same shall be collected by Grantor and shall constitute trust funds in Grantor’s hands, to be immediately paid over to Grantee by wire transfer or check to such account or location as Grantee may direct from time to time in writing (or by such other form of transfer reasonably specified by Grantee). To the extent that Grantee receives any such payments on account of Royalty Interest Hydrocarbons pursuant to the immediately preceding sentence (whether from third parties or from Grantor’s payment over of trust funds to Grantee), Grantee shall thereafter promptly pay directly to Grantor, or promptly reimburse Grantor for, all Specified Costs relating to such Royalty Interest Hydrocarbons that have been paid by Grantor and that are not recoverable by Grantor from other Royalty Interest Hydrocarbons not yet paid over to Grantee.
     Section 3.3 Production Records, Statements and Payments. Grantor shall keep full, true, and correct records of: (a) the Hydrocarbons produced from or attributable to the Subject Interests, and the portion attributable to the Royalty Interests, (b) all costs associated with producing, processing, transporting, and marketing the Hydrocarbons produced from or attributable to the Subject Interests, and (c) any other records necessary to keep proper accounts in accordance with the provisions of this Conveyance. Such records may be inspected by Grantee or its authorized representatives and copies made thereof at all reasonable times. On or before noon on the last business day of each Month, Grantor shall send to Grantee a statement setting forth (w) the production from the Subject Interests for the preceding Month, (i) the portion of such production attributable to the Royalty Interests, (ii) to the extent Grantee does not receive direct payment of proceeds from sale of Royalty Interest Hydrocarbons pursuant to Section 3.2 above, the gross proceeds attributable to the sale of Royalty Interest Hydrocarbons and the Specified Costs allocable thereto, and (iii) such other data as Grantee may reasonably request, in such form as Grantee may reasonably request.
     Section 3.4 Right to Take in Kind. Grantee shall have the right and option, but not the obligation, at any time and from time to time, to take in kind all or any portion of the Royalty Interest Hydrocarbons at the wellhead. Such right and option may be exercised by giving not less than thirty (30) days prior written notice to the Grantor. Should Grantee elect to exercise this option to take in kind, the portion of the Royalty Interest Hydrocarbons that Grantee takes in kind shall be free of all costs, including Specified Costs.
ARTICLE IV
Representations, Warranties and Covenants
     Grantor hereby represents, warrants and covenants for the benefit of Grantee as follows:
     Section 4.1 Operations. The Subject Interests and properties unitized therewith are being (and, to the extent the same could adversely affect the ownership or operation of the Subject Interests after the date hereof, have during Grantor’s tenure of ownership been) maintained, operated and developed in a good and workmanlike manner, in accordance with prudent industry standards and in conformity with all applicable laws, rules, regulations and orders of all duly constituted authorities having jurisdiction and in conformity with all Hydrocarbon leases, deeds and other contracts and agreements forming a part of or pertaining to the Subject Interests. Grantor, directly or through appropriate agreements with the operator of the Subject Interests, has all governmental licenses and permits necessary or appropriate to own and operate the Subject Interests, and Grantor has not received notice of any violations in respect of any such licenses or permits. Grantor shall develop, operate and maintain the Subject Interests as would a prudent operator. Decisions with regard to the conduct of operations will be made by Grantor without considering the effect of the Royalty Interests as burdens on the Subject Interests. As to any portions of the Subject Interests as to which Grantor is not the operator, Grantor shall take all actions and exercise all legal rights and remedies as are available to it to cause the operator to so develop, maintain and operate such portions of the Subject Interests in accordance with this Section 4.1.
     Section 4.2. Title; Permitted Encumbrances. Grantor has good and defensible title to the Subject Interests, free and clear of all liens, security interests, and encumbrances except for Permitted Encumbrances. Such qualification as to Permitted Encumbrances is made for the sole purpose of limiting the representations and warranties of Grantor made herein, and is not intended to restrict the description of the Subject Interests, nor is it intended that reference herein to any Permitted Encumbrance shall subordinate the Royalty Interests to such Permitted Encumbrance or otherwise cause this Conveyance or any rights of Grantee hereunder to be made subject to, or reduced or encumbered by, such Permitted Encumbrance. Grantor hereby binds itself to WARRANT and FOREVER DEFEND all and singular title to the Royalty Interests unto Grantee, its successors and assigns, against every Person lawfully claiming or to claim the same or any part thereof.
     Grantor further represents and warrants to Grantee that such shares of production which Grantor and Grantee are entitled to receive are not and will not be subject to change except as expressly set forth in Exhibit A. This Conveyance is made with full substitution and subrogation of Grantee in and to all covenants, representations and warranties by others heretofore given or made with respect to the Subject Interests.
     Section 4.3. Leases, Deeds and Contracts; Performance of Obligations. The Hydrocarbon leases, contracts, servitudes, fees, deeds, and other agreements forming a part of the Subject Interests, to the extent the same cover or otherwise relate to the Subject Interests, are in full force and effect, and Grantor agrees to so maintain them, or to cause them to be so maintained, in full force and effect to the extent a prudent operator, without giving effect to the Royalty Interests or this Conveyance, would do so.
     Section 4.4. Compliance with Laws. (a) The Subject Lands, and Grantor’s present and proposed operations thereon, are in compliance in all material respects with all applicable Laws, including all Environmental Laws; (b) Grantor has taken all steps reasonably necessary to determine and has determined that no Release of Hazardous Materials has occurred on the Subject Lands or as a result of operations on the Subject Lands, and the use which Grantor makes and intends to make of the Subject Lands will not result in any such Release; (c) to the best of Grantor’s knowledge, none of such operations of Grantor, and none of the Subject Lands, is the subject of any federal, state or local investigation evaluating whether any remedial action is needed to respond to a Release of any Hazardous Materials into the environment or to the improper storage or disposal (including storage or disposal at offsite locations) of any Hazardous Materials; (d) neither Grantor nor, to the best knowledge of Grantor, any other Person has filed any notice under any Environmental Law indicating that Grantor is responsible for the Release into the environment, or the improper storage or disposal, of any Hazardous Materials that are now located on, were removed from, or are in any way related to any Subject Lands, or that any Hazardous Materials have been Released, or are improperly stored or disposed of, upon any Subject Lands; and (e) neither Grantor nor any of its Affiliates otherwise has any material contingent liability in connection with operations on any Subject Lands for the Release into the environment, or the improper storage or disposal, of any Hazardous Materials. Grantor will not cause or permit the Subject Lands or Grantor to be in violation of any Environmental Laws or other Laws with respect to the Subject Lands or do anything or permit anything to be done which will subject Grantor, Grantee or the Subject Lands to any material remedial obligations under any Environmental Laws, assuming in each case disclosure to the applicable governmental authorities of all relevant facts, conditions and circumstances, if any, pertaining to the Subject Lands, and Grantor will promptly notify Grantee in writing of any existing, pending or, to the best knowledge of Grantor, threatened investigation or inquiry of a material nature affecting any Subject Interest by any private party or governmental authority in connection with any Environmental Laws. Grantor will take all steps reasonably necessary to determine that no Hazardous Materials are disposed of or otherwise Released on or to the Subject Lands in violation of any Environmental Laws. Grantor will not cause or permit the Release of any Hazardous Materials on or to the Subject Lands in violation of any Environmental Law and covenants and agrees to remove or remediate any Hazardous Materials which have been Released on the Subject Lands in amounts which would violate any Environmental Laws.
     Section 4.5 Ad Valorem and Severance Taxes. Grantor shall timely pay and discharge (or cause to be paid and discharged) (a) all ad valorem taxes assessed against or with respect to the Subject Interests or any part thereof, and (b) all production, severance, excise and other taxes assessed against, or measured by, the Royalty Interest Hydrocarbons or the value, or proceeds, of the Royalty Interest Hydrocarbons.
     Section 4.6. Imbalances.

     (a) Definitions. As used herein, “undertake” means that an owner of production from a Subject Well takes a lesser share of Hydrocarbons produced from such Subject Well than the share which such owner is entitled to take by virtue of its ownership interest, determined without regard to any rights under any production balancing agreement or similar arrangement or any rights under common law with respect to production balancing, and “overtake” means that an owner of production from a Subject Well takes a greater share of Hydrocarbons produced from such Subject Well than the share which such owner is entitled to take by virtue of its ownership interest, again determined without regard to any rights under any production balancing agreement or similar arrangement or any rights under common law with respect to production balancing. If an owner undertakes, the amount of production not taken is “underproduction” and if an owner overtakes, the extra share of production taken is “overproduction”.
     (b) No Undertakes Without Consent.Grantor will not undertake or overtake from a Subject Well (either for itself or on behalf of Grantee) if an Affiliate of Grantor is the party that would thereby be the party which overtakes or undertakes. Grantor may otherwise elect to undertake or overtake in its reasonable business judgment exercised for the benefit of itself and Grantee. If any undertake by Grantor occurs in violation of this subsection (b), the quantity of Royalty Interest Hydrocarbons for which Grantor must account to Grantee hereunder shall be determined (to the maximum extent allowed under applicable law) without regard thereto.
     (c) No Balancing From Other Properties. Grantor will not allow any Subject Interest to be subject to any production balancing arrangement under which one or more third Persons may overtake a portion of the production attributable to such Subject Interest as a result of undertakes or overtakes (or other actions or inactions) with respect to properties other than such Subject Interest. For the purposes of this subsection (c), a production unit in which all parties have uniform interests shall be considered to be a single Subject Interest.
     Section 4.7. Royalty Right to Join in Sales. Whenever (after taking into account all other covenants to Grantee under any securities purchase agreement or debenture with Grantor) Grantor has, and intends to take, the opportunity to sell any part of its interest (in this section called a “Sold Interest”) in any properties and interests subject to this Conveyance, Grantor shall take all necessary action to insure that Grantee has the opportunity to sell that portion of the Royalty Interest that relates to or burdens the properties and interests to be sold (in this section called a “Sold Royalty”) as a part of such transaction and at a price which is as favorable as that available to Grantor (taking into consideration that such Sold Royalty is a cost free interest). Grantor shall give Grantee at least thirty (30) days notice of any such potential sale (or of any material modification in the terms of any sale of which such a notice was previously given). Grantee shall notify Grantor within twenty-one (21) days after receiving such notice whether Grantee elects to participate in such sale, and failure to so notify Grantor shall irrevocably be deemed to be an election not to participate in such sale. Grantee has no obligation to participate in or consent to any such transaction or otherwise to sell all or any part of any Royalty Interest, but if Grantee does participate in any such transaction, then regardless of any purchase price allocations made by the purchaser in such sale to the Sold Interest and the Sold Royalty, Grantor and Grantee shall divide between themselves the aggregate purchase price received by both, net of costs of sale and any taxes (other than income taxes, which shall be the separate obligations of Grantor and Grantee), with Grantor receiving A/C and Grantee receiving B/C, where:

“A”	equals the net present value attributable to the Sold Interest, as reasonably derived by Grantee using any engineering information then available to Grantee,

“B”	equals the net present value attributable to the Sold Royalty, as reasonably derived by Grantee using any engineering information then available to Grantee, taking into account that the Sold Royalty is not subject to various costs and expenses burdening the Sold Working Interest, and

“C”	equals the sum of A plus B.
ARTICLE V
Assignments and Transfers
     Section 5.1. Assignment and Transfer by Grantee. Grantee may, and nothing herein contained shall in any way limit or restrict the right of Grantee to, sell, convey, assign, mortgage or otherwise dispose of any Royalty Interest (including its rights, titles, interests, estates, remedies, powers and privileges appurtenant or incident to such Royalty Interest under this Conveyance), in whole or in part. No change of ownership of any Royalty Interest shall be binding upon Grantor, however, until Grantor is furnished with copies of the original documents evidencing such change. Upon receipt by Grantor of copies of the original documents evidencing a sale, conveyance, assignment, mortgage or other disposition of any Royalty Interest, and to the extent of such transfer, Grantor shall thereafter deal with the transferee Grantee in place of the transferring Grantee and references herein to the Grantee shall thereafter be deemed to be references to such transferee Grantee rather than such transferring Grantee, provided that such transferring Grantee shall continue to have, and benefit from, all applicable rights to indemnification and reimbursement that are provided herein.
     Section 5.2. Assignment and Transfer by Grantor.The Conveyance shall inure to the benefit of and be binding to the parties and their respective heirs, legal representatives, successors and assigns. Any sale, conveyance, assignment, mortgage or other disposition of the Subject Interests, or any part thereof or interest therein, by Grantor shall be subject to this Conveyance, and in the instrument effecting such transfer or other disposition the transferee or other disposition recipient must expressly recognize and assume all obligations, covenants and agreements of Grantor hereunder. Any assignment or transfer by Grantor not in compliance with this Section 5.2 shall be null and void.
     Section 5.3. Covenants Running With the Subject Interests. All covenants and agreements of Grantor herein contained shall be deemed to be covenants running with the Subject Interests. All of the provisions hereof shall inure to the benefit of Grantee and its Affiliates, heirs, legal representatives, successors and assigns.
ARTICLE VI
Miscellaneous Provisions
     Section 6.1. Further Assurances. Grantor agrees to execute and deliver to Grantee, and, to the extent it is within Grantor’s power to do so, to cause any third parties to execute and deliver to Grantee, all such other and additional instruments and to do all such further acts and things as may be necessary or appropriate to more fully vest in and assure to Grantee, from time to time, all of the rights, titles, interests, remedies, powers and privileges herein granted or intended so to be.
     Section 6.2. No Waiver. The failure of Grantee to insist upon strict performance of a covenant hereunder or of any obligation hereunder, irrespective of the length of time for which such failure continues, shall not be a waiver of Grantee’s right to demand strict compliance in the future. No consent or waiver, express or implied, to or of any breach or default in the performance of any obligation hereunder shall constitute a consent or waiver to or of any other breach or default in the performance of the same or any other obligation hereunder. No provision of this Conveyance shall be deemed a waiver by Grantee of any rights granted to Grantee under applicable Law governing overriding royalty interests and royalty interests and the rights and privileges of the owners thereof.
     Section 6.3. Applicable Law. WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW, THIS CONVEYANCE SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE AND THE LAWS OF THE UNITED STATES OF AMERICA, EXCEPT THAT TO THE EXTENT THAT THE LAW OF A STATE IN WHICH A PORTION OF THE SUBJECT LANDS OR ANY SUBJECT WELL IS LOCATED (OR WHICH IS OTHERWISE APPLICABLE TO A PORTION OF THE SUBJECT LANDS OR ANY SUBJECT WELL) NECESSARILY OR, IN THE SOLE DISCRETION OF THE GRANTEE, APPROPRIATELY GOVERNS WITH RESPECT TO PROCEDURAL AND SUBSTANTIVE MATTERS RELATING TO THE CREATION, PERFECTION, PRIORITY, AND ENFORCEMENT OF THE LIENS, PRIVILEGES, SECURITY INTERESTS AND OTHER RIGHTS AND REMEDIES OF THE GRANTEE GRANTED HEREIN, THE LAW OF SUCH STATE SHALL APPLY AS TO THAT PORTION OF THE SUBJECT LANDS OR THE SUBJECT WELL LOCATED IN (OR WHICH IS OTHERWISE SUBJECT TO THE LAWS OF) SUCH STATE.
     Section 6.4. Severability. Every provision in this Conveyance is intended to be severable. If any term or provision hereof is determined to be invalid, illegal or unenforceable for any reason whatsoever, such invalidity, illegality or unenforceability shall not affect the validity, legality and enforceability of the remainder of this Conveyance.
     Section 6.5. Notices. Unless otherwise stated herein, all notices authorized or required by the terms of this Conveyance shall be in writing and shall be delivered by United States Postal Service, courier or facsimile to the party to be notified, or by delivering such notice in person to such party. Notice shall be deemed effective only upon receipt by the party to whom such notice is directed. Any party may change its address for notice at any time by giving written notice of the new address to the other party in the manner set forth herein. For purposes of notice, the addresses of Grantor and Grantee shall be as follows:

GRANTOR	GRANTEE
BPI Energy, Inc.	GasRock Capital LLC
30775 Bainbridge Road, Suite 280	1301 McKinney Street, Suite 2800

Solon, Ohio 44139	Houston, Texas 77010-2026
Attention: James G. Azlein	Attention: Marshall Lynn Bass
Facsimile: (440) 248-4240	Facsimile: (713) 300-1401
     Section 6.6. No Liability of Grantee; Indemnity. Except as expressly provided herein with respect to deduction or reimbursements of Specified Costs, no Grantee Indemnitee shall ever be responsible for any part of the costs, expenses or liabilities incurred in connection with:
     (a) the exploring, developing, operating, owning, maintaining, reworking or recompleting of the Subject Interests or Subject Lands, any obligations of Grantor with respect to any tax partnerships burdening the Subject Interests, the physical condition of the Subject Interests or the Subject Lands, or the handling, treating or transporting of Hydrocarbons produced from the Subject Interests (including any costs, expenses, losses or liabilities related to compliance with or violation of an Environmental Law or otherwise related to damage to or remediation of the environment, whether the same arise out of Grantee’s ownership of an interest in property or out of the actions of Grantor or Grantee or of third parties or arise otherwise), or
     (b) the failure by Grantor to have good and defensible title to the Subject Interests free and clear of all burdens, encumbrances, liens and title defects (including any costs, expenses, losses or liabilities suffered by any Grantee Indemnitee as a result of any claim that such Grantee Indemnitee must deliver or pay over to any person any part of the Royalty Interest Hydrocarbons or any proceeds thereof at any time previously received or thereafter to be received by such Grantee Indemnitee), and Grantor agrees to indemnify, defend and hold each Grantee Indemnitee harmless from and against all costs, expenses, losses and liabilities incurred by any Grantee Indemnitee (i) in connection with any of the foregoing or (ii) in connection with the Royalty Interests, the Royalty Interest Hydrocarbons, this Conveyance, or the transactions, activities and events (including the enforcement or defense thereof or hereof) at any time associated with or contemplated in any of the foregoing or (iii) in connection with any tax partnership burdening any of the Subject Interests. Such indemnity shall also cover all reasonable costs and expenses of any Grantee Indemnitee, including reasonable legal fees and expenses, which are incurred incident to the matters indemnified against. As used in this Article VI, “Grantee Indemnitees” means Grantee and Grantee’s successors and assigns and purchasers (including any Person who at any time purchases Royalty Interest Hydrocarbons), all of their respective Affiliates, and all of the officers, directors, agents, beneficiaries, trustees, attorneys and employees of themselves and their Affiliates.
The foregoing indemnity shall apply WHETHER OR NOT ARISING OUT OF THE SOLE, JOINT OR CONCURRENT NEGLIGENCE, FAULT OR STRICT LIABILITY of

any Grantee Indemnitee and shall apply, without limitation, to any liability imposed upon any Grantee Indemnitee as a result of any theory of strict liability or any other doctrine of Law, provided that the foregoing indemnity shall not apply to any costs, expenses, losses or liabilities incurred by any Grantee Indemnitee to the extent proximately caused by the gross negligence or willful misconduct of such Grantee Indemnitee. The foregoing indemnity shall survive any termination of this Conveyance.
     Section 6.7. Counterparts. This Conveyance is being executed in several counterparts, all of which are identical, except that, to facilitate recordation, in certain counterparts hereof only that portion of Exhibit A which contains specific descriptions of the Subject Interests located in the recording jurisdiction in which the counterpart is to be recorded shall be included, and all other portions of Exhibit A shall be included by reference only. All of such counterparts together shall constitute one and the same instrument. Complete copies of this Conveyance, containing the entire Exhibit A, have been retained by Grantor and Grantee.
(Signatures and acknowledgments are on the following pages)

     IN WITNESS WHEREOF, this Conveyance is executed as of the acknowledgement date of each of the parties hereto, but shall be effective as of the Effective Time.

GRANTOR:

BPI ENERGY, INC., a Nevada corporation

By:	/s/ James G. Azlein

James G. Azlein President
Signature Page to Conveyance of Royalty Interest and Overriding Royalty Interest

     IN WITNESS WHEREOF, this Conveyance is executed as of the acknowledgement date of each of the parties hereto, but shall be effective as of the Effective Time.

GRANTEE:

GASROCK CAPITAL LLC, a Delaware limited liability company

By:	/s/ Marshall Lynn Bass

Marshall Lynn Bass
Principal
Signature Page to Conveyance of Royalty Interest and Overriding Royalty Interest